MANAGEMENT AGREEMENT
THIS AGREEMENT, made as of the
2nd day of April, 1993, among DEAN WITTER
WORLD CURRENCY FUND L.P., a Delaware
limited partnership (the "Partnership"),
DEMETER MANAGEMENT CORPORATION, a Delaware
corporation (the "General Partner"), and
MILLBURN RIDGEFIELD CORPORATION, a Delaware
corporation (the "Trading Advisor").
W I T N E S S E T H:
WHEREAS, the Partnership has been
organized to engage primarily in
speculative trading of futures and forward
contracts and options on futures on a
diversified portfolio of foreign currencies
and related instruments and securities
(such as United States Treasury bills)
approved by the Commodity Futures Trading
Commission (the "CFTC") for investment of
customer funds (hereinafter referred to
collectively as "commodity interest
contracts");
WHEREAS, the Trading Advisor has
extensive experience trading in commodity
interest contracts and is willing to
provide certain services and undertake
certain obligations as set forth herein;
WHEREAS, the Partnership desires
the Trading Advisor to act as a trading
advisor for the Partnership and to make
investment decisions with respect to
commodity interest contracts for its
allocated share of the Partnership's Net
Assets and the Trading Advisor desires so
to act;
WHEREAS, the Partnership plans to
offer Units of Limited Partnership Interest
("Units") to investors in a public offering
under the Securities Act of 1933, as
amended (the "Securities Act"), pursuant to
a Registration Statement on Form S-1 (No.
33-55806) (as amended from time to time,
the "Registration Statement") and a final
Prospectus dated February 5, 1993,
constituting a part thereof (as amended and
supplemented, the "Prospectus"); and
       WHEREAS, the Partnership,
the General Partner and the Trading Advisor
wish to enter into this Management
Agreement which, among other things, sets
forth certain terms and conditions upon
which the Trading Advisor will conduct a
portion of the Partnership's commodity
interest contract trading;
NOW, THEREFORE, the parties
hereto hereby agree as follows:
1.	Undertakings in
Connection with
the Offering of
Units.
(a)	The Trading Advisor
agrees:  (i) to make all disclosures
regarding itself, its principals and
affiliates, its trading performance, its
trading systems, methods, and strategies
(subject to the need, in the reasonable
discretion of the Trading Advisor, to
preserve the secrecy of proprietary
information concerning such systems,
methods, and strategies), any client
accounts over which it has direct or
indirect discretionary trading authority
(other than the names of any such clients),
and otherwise, as the Partnership may
reasonably require (x) to be made in the
Partnership's Prospectus required by
Section 4.21 of the CFTC's Regulations,
including any amendments or supplements
thereto, or (y) to comply with any
applicable federal or state law or rule or
regulation, including those of the
Securities and Exchange Commission (the
"SEC"), the CFTC, the National Futures
Association (the "NFA"), the National
Association of Securities Dealers, Inc.
(the "NASD") or any other regulatory body,
exchange, or board; and (ii) otherwise to
cooperate with the Partnership and the
General Partner by providing information
regarding the Trading Advisor in connection
with the preparation and filing of the
Registration Statement and Prospectus,
including any pre- or post-effective
amendments or supplements thereto, with the
SEC, CFTC, NFA, NASD, and with appropriate
governmental authorities as part of making
application for registration of the Units
       under the securities or Blue Sky
laws of such jurisdictions as the
Partnership may deem appropriate.
(b)	The General Partner, in its
sole discretion and at any time prior to
the commencement of trading operations, may
(i) withdraw the SEC registration of the
Units, or (ii) discontinue the offering of
Units.  Upon any such withdrawal or
discontinuance, this Agreement shall be
terminated.
(c)	If, while Units continue to
be offered and sold, the Trading Advisor
becomes aware of any untrue or misleading
statement or omission regarding itself or
any of its principals or affiliates in the
Registration Statement or Prospectus, or of
the occurrence of any event or change in
circumstances which would result in there
being any untrue or misleading statement or
omission in the Registration Statement or
Prospectus regarding itself or any of its
principals or affiliates, such Trading
Advisor shall promptly notify the General
Partner and shall cooperate with it in the
preparation of any necessary amendments or
supplements to the Registration Statement
or Prospectus.
2.	Duties of the
Trading Advisor.
(a)	Upon the commencement of
trading operations by the Partnership, the
Trading Advisor hereby agrees to act as a
Trading Advisor for the Partnership and, as
such, shall have sole authority and
responsibility for directing the investment
and reinvestment of its allocable share of
the Net Assets of the Partnership pursuant
to its Currency Portfolio on the terms and
conditions and in accordance with the
prohibitions and trading policies set forth
in this Agreement, the Partnership's
Limited Partnership Agreement as from time
to time in effect (the "Limited Partnership
Agreement"), and the Prospectus; provided,
however, that the General Partner may
override the instructions of the Trading
Advisor to the extent necessary (i) to
comply with the trading policies of the
Partnership described in the Limited
       Partnership Agreement and the
Prospectus (as amended as provided herein)
and with applicable speculative position
limits, (ii) to fund any distributions,
redemptions, or reapportionments among
other trading advisors to the Partnership,
(iii) to pay the Partnership's expenses,
(iv) to the extent the General Partner
reasonably believes doing so is necessary
for the protection of the Partnership,
(v) to terminate the commodity trading of
the Partnership, or (vi) to comply with any
applicable law or regulation.  The General
Partner agrees not to override any such
instructions for the reasons specified in
clauses (ii) or (iii) of the preceding
sentence unless the Trading Advisor fails
to comply with a request of the General
Partner to make the necessary amount of
funds available to the Partnership within
five days of such request.  The Trading
Advisor shall not be liable for the
consequences of any decision by the General
Partner to override instructions of the
Trading Advisor, except to the extent that
the Trading Advisor is in breach of this
Agreement.  In performing services for the
Partnership, the Trading Advisor may not
materially alter or change the trading
program used by the Trading Advisor in
investing and reinvesting its allocable
share of the Partnership's Net Assets in
commodity interest contracts as described
in the Prospectus without the prior written
consent of the General Partner.
(b)	The Trading Advisor shall:
(i)	Exercise good faith and
due care in determining the trades in
commodity interest contracts for the
account of the Partnership in accordance
with the prohibitions and trading policies
of the Partnership and the trading systems,
methods, and strategies of the Trading
Advisor described in the Prospectus which
relate to the Currency Portfolio and the
Trading Advisor's general trading
techniques, with such changes and additions
to such trading system, methods or
strategies as the Trading Advisor, from
time to time, incorporates into its trading
approach for accounts the size of the
Partnership, subject to prior written
       approval by the General Partner of
any material changes and additions, it
being understood that changes in the
commodity interest contracts traded will
not be deemed a material change or
addition.
(ii)	Provide the General
Partner, within 30 days of a request
therefor by the General Partner, with
information comparing the performance of
the Partnership's account and the
performance of all other accounts directed
by the Trading Advisor using the trading
program used by the Trading Advisor for the
Partnership over a specified period of
time.  In providing such information, the
Trading Advisor may take such steps as are
necessary to assure the confidentiality of
the Trading Advisor's clients' identities.
The Trading Advisor shall, upon the General
Partner's request, consult with the General
Partner concerning any discrepancies
between the performance of such other
accounts and the Partnership's account.
The Trading Advisor shall at any time
inform the General Partner of any material
discrepancies of which the Trading Advisor
is aware.  The General Partner acknowledges
that the Trading Advisor offers multiple
trading programs and that different trading
strategies or methods may be utilized for
differing sizes of accounts, accounts with
different trading policies, accounts
experiencing differing inflows or outflows
of equity, accounts which commence trading
at different times, accounts which have
different portfolios or different fiscal
years and that such difference may cause
divergent trading results.
(iii)	Subject to reasonable
assurances of confidentiality by the
General Partner and the Partnership,
provide the General Partner with all
material information concerning the Trading
Advisor (including, without limitation,
information relating to changes in control,
personnel, trading approach, material
administrative, civil, or criminal actions,
or financial condition) but nothing herein
shall require the Trading Advisor to
disclose proprietary information concerning
its trading system.  The General Partner
       acknowledges that the Trading
Advisor's trading approach and all trading
instructions made by the Trading Advisor
are confidential property of the Trading
Advisor and will at all times be held in
confidence by the General Partner, except
to the extent necessary to conduct the
business of the Partnership or as required
by law.
(iv)	Inform the General
Partner when the open positions maintained
by the Trading Advisor exceed the Trading
Advisor's applicable speculative position
limits.
(c)	All purchases and sales of
commodity interest contracts pursuant to
this Agreement shall be for the account,
and at the risk, of the Partnership and not
for the account, or at the risk, of the
Trading Advisor or any of its stockholders,
directors, officers, employees, or
affiliates, or any other person, if any,
who directly or indirectly controls the
Trading Advisor within the meaning of the
Securities Act.  All brokerage fees and
commissions arising from trading by the
Trading Advisor shall be for the account of
the Partnership.
(d)	Prior to the commencement of
trading by the Partnership, the General
Partner on behalf of the Partnership shall
deliver to the Trading Advisor a trading
authorization appointing the Trading
Advisor the Partnership's attorney-in-fact
for such purpose.
3.	Designation   of
 Additional   Trad
ing
Advisors and
Reallocation of
Net Assets.
(a)	If the General Partner at
any time deems it to be in the best
interests of the Partnership, the General
Partner may designate an additional trading
advisor or advisors for the Partnership and
may apportion to such additional trading
advisor(s) the management of such amounts
of Net Assets (as defined in Section 6(c)
       hereof) as the General Partner shall
determine in its absolute discretion.  The
designation of an additional trading
advisor or advisors and the apportionment
of Net Assets to any such trading
advisor(s) pursuant to this Section 3 shall
neither terminate this Agreement nor modify
in any regard the respective rights and
obligations of the Partnership, the General
Partner, and the Trading Advisor hereunder.
In the event that an additional trading
advisor or advisors is so designated, the
Trading Advisor shall thereafter receive
management and incentive fees based,
respectively, on that portion of the Net
Assets managed by the Trading Advisor and
the Trading Profits attributable to the
trading by the Trading Advisor.
(b)	The General Partner may at
any time and from time to time upon two
business days' prior notice reallocate Net
Assets allocated to the Trading Advisor to
any other trading advisor or advisors of
the Partnership or allocate additional Net
Assets upon two business days' prior notice
to the Trading Advisor from such other
trading advisor or advisors.
4.	Trading Advisors
Independent.
For all purposes of this
Agreement, the Trading Advisor shall be
deemed to be an independent contractor and
shall, unless otherwise expressly provided
herein or authorized, have no authority to
act for, represent, or bind the Partnership
in any way or otherwise be deemed an agent
of the Partnership.  Nothing contained
herein shall be deemed to require the
Partnership to take any action contrary to
the Limited Partnership Agreement, the
Certificate of Limited Partnership of the
Partnership as from time to time in effect
(the "Certificate of Limited Partnership"),
or any applicable law or rule or regulation
of any regulatory body, exchange, board, or
authority.  Nothing herein contained shall
constitute the Trading Advisor or any other
trading advisor or advisors for the
Partnership as members of any partnership,
joint venture, association, syndicate or
other entity, or be deemed to confer on any
       of them any express, implied, or
apparent authority to incur any obligation
or liability on behalf of any other.  It is
expressly agreed that the Trading Advisor
is neither a promoter, sponsor, or issuer
with respect to the Partnership, nor does
the Trading Advisor have any authority or
responsibility with respect to the sale or
issuance of Units.
5.	Commodity Broker.
The Trading Advisor shall effect
all transactions in commodity interests
(including all forward contracts) for the
Partnership through, and shall maintain a
separate account with, such commodity
broker or brokers as the General Partner
shall direct.  At the present time, Dean
Witter Reynolds Inc. ("DWR") shall act as
commodity broker for the Partnership.  The
General Partner shall provide the Trading
Advisor with copies of brokerage
statements.  Notwithstanding that DWR shall
act as the commodity broker for the
Partnership, the Trading Advisor may
execute trades through floor brokers other
than those employed by DWR so long as
arrangements are made for such floor
brokers to "give up" or transfer the
position to DWR.
6.	Fees.
(a)	For the services to be
rendered to the Partnership by the Trading
Advisor under this Agreement, the
Partnership shall pay the Trading Advisor
the following fees:
(i)	A monthly management
fee, without regard to the profitability of the Trading Advisor's trading for the Partnership's account, equal to 1/4 of 1%
(a 3% annual rate) of the "Net Assets" of the Partnership allocated to the Trading
Advisor (as defined in Section 6(c)) as of the end of each calendar month (before additions and deduction of the management fee, any accrued incentive fee, and any redemptions and distributions as of the end of such month).

(ii)	A quarterly incentive
fee equal to 17.5% of the "Trading Profits"
(as defined in Section 6(d)) as of the end
of each calendar quarter, payable on a non-
netted basis vis-a-vis other trading
advisor(s) for the Partnership.  The
initial incentive period will commence on
the date of the Partnership's first closing
(the "First Closing") and shall end on the
last day of the first calendar quarter
ending after such First Closing occurs.
Any accrued incentive fees with respect to
any Units redeemed at the end of the month
which is not the end of a calendar quarter
will be deducted and paid to the Trading
Advisor at the time of redemption and any
Trading Profits with respect to such Units
will not be included for purposes of
determining incentive fees thereafter.
(b)	If this Agreement is
terminated on a date other than the end of
a calendar quarter, the incentive fee
described above shall be determined as if
such date were the end of a calendar
quarter.  If this Agreement is terminated
on a date other than the end of a calendar
month, the management fee described above
shall be determined as if such date were
the end of a month, but such fee shall be
prorated based on the ratio of the number
of trading days in the month through the
date of termination to the total number of
trading days in the month.  If, during any
month after the Partnership commences
trading operations (including the month in
which the Partnership commences such
operations), the Partnership does not
conduct business operations, or suspends
trading for the account of the Partnership
managed by the Trading Advisor, or, as a
result of an act or material failure to act
by the Trading Advisor, is otherwise unable
to utilize the trading advice of the
Trading Advisor on any of the trading days
of that period for any reason, the
management fee described above shall be
prorated based on the ratio of the number
of trading days in the month which the
Partnership account managed by the Trading
Advisor engaged in trading operations or
utilizes the trading advice of the Trading
       Advisor to the total number of
trading days in the month.  The management
fee payable to the Trading Advisor for the
month in which the Partnership begins to
receive trading advice from the Trading
Advisor pursuant to this Agreement shall be
prorated based on the ratio of the number
of trading days in the month from the day
the Partnership begins to receive such
trading advice to the total number of
trading days in the month.
(c)	As used herein, the term
"Net Assets" shall have the same meaning as
in Section 7(d) of the Limited Partnership
Agreement of the Partnership.
(d)	As used herein, the term
"Trading Profits" shall mean net commodity
interest contract trading profits (realized
and unrealized) earned on the Partnership's
Net Assets (excluding interest earned or
credited on the Partnership's Net Assets)
allocated to the Trading Advisor, decreased
by the Trading Advisor's monthly management
fees, and the brokerage commissions, floor
brokerage fees, give up or transfer fees,
NFA fees, and other transaction fees and
costs relating to the Trading Advisor's
allocated Net Assets and a pro rata portion
of administrative expenses, and other fees
and expenses (excluding extraordinary
expenses) which are chargeable to the
Trading Advisor's allocated Net Assets;
with such trading profits and items of
decrease determined from the end of the
last calendar quarter at which an incentive
fee was earned by the Trading Advisor or,
if no incentive fee has been earned
previously by the Trading Advisor, from the
date that the Partnership commenced trading
to the end of the calendar quarter as of
which such incentive fee calculation is
being made.
(e)	If any payment of incentive
fees is made to the Trading Advisor on
account of Trading Profits earned by the
Partnership on Net Assets allocated to the
Trading Advisor and the Partnership
thereafter fails to earn Trading Profits or
experiences losses for any subsequent
incentive period with respect to such
amounts so allocated, the Trading Advisor
       shall be entitled to retain such
amounts of incentive fees previously paid
to the Trading Advisor in respect of such
Trading Profits.  However, no subsequent
incentive fees shall be payable to the
Trading Advisor until the Partnership has
again earned Trading Profits on the Trading
Advisor's allocated Net Assets; provided,
however, that if the Trading Advisor's
allocated Net Assets are reduced because of
redemptions or reallocations which occur at
the end of, or subsequent to, a calendar
quarter in which the Trading Advisor
experiences a commodity interest trading
loss with respect to Net Assets allocated
to the Trading Advisor, the trading loss
for that incentive period which must be
recovered before the Trading Advisor's
allocated Net Assets will be deemed to
experience Trading Profits will be equal to
the amount determined by (x) dividing the
Trading Advisor's allocated Net Assets
after such redemptions or reallocations by
the Trading Advisor's allocated Net Assets
immediately before such redemptions or
reallocations and (y) multiplying that
fraction by the amount of the unrecovered
commodity interest trading loss experienced
in that incentive period prior to
redemptions or reallocations.  In the event
that the Partnership experiences a
commodity interest trading loss in more
than one calendar quarter with respect to
the Trading Advisor's allocated Net Assets
without an intervening payment of an
incentive fee and Net Assets are reduced in
more than one such calendar quarter because
of redemptions or reallocations, then the
trading loss for each such incentive period
shall be adjusted in accordance with the
formula described above and only such
reduced amount of commodity interest
trading loss shall be carried forward and
used to offset subsequent commodity
interest trading profits.  The portion of
redemptions to be allocated to the Net
Assets of the Partnership managed by each
of the trading advisors to the Partnership
shall be in the sole discretion of the
General Partner.
(f)	If a loss carryforward
exists at the time of the second or third
closings, the loss carryforward in effect
       for purposes of calculating a
quarterly incentive fee shall be deemed to
be increased by an amount calculated as
follows:  the product of (i) the amount of
the loss carryforward multiplied by
(ii) the amount of new funds allocated to
the Trading Advisor at each such closing at
which there is a loss carryforward divided
by the Trading Advisor's allocated Net
Assets immediately prior to the allocation
of such new funds.
(g)	No increase in either the
incentive fee or the management fee payable
by the Partnership may take effect until
the first business day following a
Redemption Date (as defined in the
Prospectus), provided that:  (i) notice of
such increase is mailed to each Limited
Partner at least five business days prior
to the last date on which a "Request for
Redemption" must be received by the General
Partner with respect to the applicable
Redemption Date; and (ii) such notice
describes the voting rights of Limited
Partners.
7.	Term.
This Agreement shall continue in
effect for a period of two years after the
end of the month in which the Partnership
commences trading operations.  After such
two-year period, this Agreement will remain
in effect but the Trading Advisor may
terminate this Agreement upon 30 days'
prior written notice to the Partnership.
This Agreement shall terminate if the
Partnership terminates.  The Partnership
shall have the right to terminate this
Agreement at its discretion (a) upon 15
days' prior written notice to the Trading
Advisor or (b) at any time upon written
notice to the Trading Advisor upon the
occurrence of any of the following
events:  (i) if any person described as a
"principal" of the Trading Advisor in the
Prospectus ceases for any reason to
actively participate in the management of
the Trading Advisor; (ii) if the Trading
Advisor becomes bankrupt or insolvent;
(iii) if the Trading Advisor is unable to
use its trading systems or methods as in
effect on the date hereof and as refined
       and modified in the future for the
benefit of the Partnership; (iv) if the
registration, as a commodity trading
advisor or otherwise, of the Trading
Advisor with the CFTC or its membership in
the NFA is revoked, suspended, terminated,
or not renewed, or limited or qualified in
any respect; (v) except as provided in
Section 11 hereof, if the Trading Advisor
merges or consolidates with, or sells or
otherwise transfers its advisory business,
or all or a substantial portion of its
assets, any portion of its commodity
trading systems or methods, or its goodwill
to, any individual or entity; (vi) if the
Trading Advisor's initially allocated Net
Assets, after adjusting for distributions,
redemptions, or reallocations, if any,
shall decline by 50% or more as a result of
trading losses; (vii) if, at any time, the
Trading Advisor violates any trading policy
set forth in the Limited Partnership
Agreement or the Prospectus or any
administrative policy described in writing
by the General Partner, except with the
prior express written consent of the
General Partner; or (viii) if the Trading
Advisor fails in a material manner to
perform any of its obligations under this
Agreement.  The Trading Advisor may
terminate this Agreement at any time, upon
written notice to the Partnership, in the
event:  (i) of the receipt by the Trading
Advisor of an opinion of independent
counsel that by reason of the Trading
Advisor's activities with respect to the
Partnership, it is required to register as
an investment adviser under the Investment
Advisers Act of 1940 and it is not so
registered; (ii) that the General Partner
imposes additional trading limitation(s) in
the form of one or more trading policies or
administrative policies which the Trading
Advisor does not agree to follow in its
management of its allocable share of the
Partnership's Net Assets; (iii) the General
Partner objects to the Trading Advisor
implementing a proposed material change in
the Trading Advisor's trading program(s)
used by the Partnership and the Trading
Advisor certifies to the General Partner in
writing that it believes such change is in
the best interests of the Partnership;
(iv) the General Partner overrides a
       trading instruction of the Trading
Advisor for reasons unrelated to a
determination by the General Partner that
the Trading Advisor has violated the
Partnership's trading policies and the
Trading Advisor certifies to the General
Partner in writing that as a result, the
Trading Advisor believes the performance
results of the Trading Advisor relating to
the Partnership will be materially
adversely affected; (v) the Partnership
materially breaches this Agreement and does
not correct the breach within 10 days of
receipt of a written notice of such breach
from the Trading Advisor; (vi) the Trading
Advisor has amended its trading program to
include a foreign futures or option
contract which may lawfully be traded by
the Partnership under CFTC regulations and
counsel, mutually acceptable to the
parties, has not opined that such inclusion
would cause adverse tax consequences to
Limited Partners and the General Partner
does not consent to the Trading Advisor's
trading such contract for the Partnership
within 5 business days of a written request
by the Trading Advisor to do so, and, if
such consent is given, does not make
arrangements to facilitate such trading
within 30 days of such notice; (vii) the
Trading Advisor's allocable share of the
Partnership's Net Assets are below $1
million; and (viii) if the registration, as
a commodity pool operator, of the General
Partner with the CFTC or its membership in
the NFA is revoked, suspended, terminated,
or not renewed or limited or qualified in
any respect.
The indemnities set forth in
Section 8 hereof shall survive any
termination of this Agreement.
8.	Standard of
Liability;
Indemnifications.
(a)	The Partnership.  The
Partnership shall indemnify, defend, and
hold harmless the Trading Advisor, its
controlling persons, their affiliates and
their respective directors, officers,
shareholders, employees, and controlling
persons, from and against any and all
       losses, claims, damages, liabilities
(joint and several), costs, and expenses
(including any reasonable investigatory,
legal, and other expenses incurred in
connection with, and any amounts paid in,
any settlement; provided that the
Partnership shall have approved such
settlement) resulting from a demand, claim,
lawsuit, action, or proceeding (other than
those incurred as a result of claims
brought by or in the right of an
indemnified party) relating to the business
or activities undertaken by the Trading
Advisor pursuant to this Agreement or a
breach of this Agreement or a
representation, warranty or covenant herein
by the General Partner or the Partnership;
provided that a court of competent
jurisdiction upon entry of a final
judgement finds (or, if no final judgement
is entered, an opinion is rendered to the
Partnership by independent counsel
reasonably acceptable to both parties) to
the effect that the action or inaction of
such indemnified party that was the subject
of the demand, claim, lawsuit, action, or
proceeding did not constitute negligence,
misconduct, or a breach of this Agreement
or of a representation, warranty or
covenant herein and was done in good faith
and in a manner such indemnified party
reasonably believed to be in, or not
opposed to, the best interests of the
Partnership.  The termination of any
demand, claim, lawsuit, action, or
proceeding by settlement shall not, of
itself, create a presumption that the
conduct in question was not undertaken in
good faith and in a manner reasonably
believed to be in, or not opposed to, the
best interests of the Partnership.
No indemnification shall be due
hereunder for any matter for which any
person or entity is indemnified by the
Trading Advisor under the Selling
Agreement.
(b)	The Trading Advisor.  In
respect of the Trading Advisor's role in
the commodity interest contract trading of
the Partnership's assets, none of the
Trading Advisor, or its controlling
persons, its affiliates, and their
       respective directors, officers,
shareholders, employees or controlling
persons shall be liable to the Partnership
or the General Partner or their partners,
officers, shareholders, directors or
controlling persons except that the Trading
Advisor will be liable for acts or
omissions of any such person provided that
such act or omission constitutes a breach
of this Agreement or of a representation,
warranty or covenant herein, misconduct or
negligence or is the result of any such
person not having acted in good faith and
in the reasonable belief that such actions
or omissions were in, or not opposed to,
the best interests of the Partnership.
The Trading Advisor shall
indemnify, defend and hold harmless the
Partnership and the General Partner, their
controlling persons, their affiliates and
their respective directors, officers,
partners, shareholders, employees, and
controlling persons from and against any
and all losses, claims, damages,
liabilities (joint and several), costs, and
expenses (including any reasonable
investigatory, legal, and other expenses
incurred in connection with, and any
amounts paid in, any settlement; provided
that the Trading Advisor shall have
approved such settlement) incurred as a
result of any action or omission involving
the Partnership's commodity interest
contract trading of the Trading Advisor, or
any of its controlling persons or
affiliates or their respective directors,
officers, partners, shareholders, or
employees; provided that such liability
arises from an act or omission of the
Trading Advisor, or any of its controlling
persons or affiliates or their respective
directors, officers, partners,
shareholders, or employees which is found
by a court of competent jurisdiction upon
entry of a final judgment (or, if no final
judgment is entered, an opinion is rendered
to the Partnership and the Trading Advisor
by independent counsel reasonably
acceptable to both parties) to be a breach
of this Agreement or of a representation,
warranty or covenant herein, the result of
bad faith, misconduct or negligence, or
conduct not done in good faith in the
       reasonable belief that it was in, or
not opposed to, the best interests of the
Partnership.
No indemnification shall be due
hereunder for any matter for which any
person or entity is indemnified by the
Partnership under the Selling Agreement.
(c)	Promptly after receipt by an
indemnified party under Sections 8(a) and
(b) hereof of notice of the commencement of
any action, claim, or proceeding to which
either of such subsections may apply, the
indemnified party will notify the
indemnifying party in writing of the
commencement thereof if a claim in respect
thereof is to be made against the
indemnifying party under either of such
subsections; but the omission so to unify
the indemnifying party will not relieve the
indemnifying party from any liability which
the indemnifying party may have to the
indemnified party otherwise than under
either of such subsections, except where
such omission has materially prejudiced the
indemnifying party.  In case any action,
claim, or proceeding is brought against an
indemnified party and the indemnified party
notifies the indemnifying party of the
commencement thereof as provided above, the
indemnifying party will be entitled to
participate therein and, to the extent that
the indemnifying party desires, to assume
the defense thereof with counsel selected
by the indemnifying party and not
unreasonably disapproved by the indemnified
party.  After notice from the indemnifying
party to the indemnified party of the
indemnifying party's election so to assume
the defense thereof as provided above, the
indemnifying party will not be liable to
the indemnified party under either of such
subsections for any legal and other
expenses subsequently incurred by the
indemnified party in connection with the
defense thereof, other than reasonable
costs of investigation.
Notwithstanding the preceding
paragraph, if, in any action, claim, or
proceeding as to which indemnification is
or may be available under Sections 8(a) and
(b) hereof, an indemnified party reasonably
       determines that its interests are or
may be adverse, in whole or in part, to the
indemnifying party's interests or that
there may be legal defenses available to
the indemnified party which are different
from, in addition to, or inconsistent with
the defenses available to the indemnifying
party, the indemnified party may retain its
own counsel in connection with such action,
claim, or proceeding and will be
indemnified by the indemnifying party for
any legal and other expenses reasonably
incurred in connection with investigating
or defending such action, claim, or
proceeding.  In no event, however, will the
indemnifying party be liable for the fees
and expenses of more than one counsel for
all indemnified parties in connection with
any one action, claim or proceeding or in
connection with separate but similar or
related actions, claims, or proceedings in
the same jurisdiction arising out of the
same general allegations.  The indemnifying
party will not be liable for any settlement
of any action, claim or proceeding effected
without the indemnifying party's express
written consent, but if any action, claim,
or proceeding is settled with the
indemnifying party's express written
consent or if there is a final judgment for
the plaintiff in any such action, claim, or
proceeding, the indemnifying party will
indemnify, defend, and hold harmless an
indemnified party as provided in Sections
8(a) and (b) hereof.
(d)	The foregoing agreements of
indemnity shall be in addition to, and
shall in no respect limit or restrict, any
other remedies which may be available to an
indemnified person.
9.	Right to Advise
Others and
Uniformity of Acts
and Practices.
(a)	The Trading Advisor is
engaged in the business of advising
investors as to the purchase and sale of
commodity interest contracts.  During the
term of this Agreement, the Trading
Advisor, its principals, and its affiliates
will be advising other investors (including
       officers, directors, and employees
of the Trading Advisor and their families,
principals and affiliates of the Trading
Advisor, and stockholders, officers,
directors, and employees of the principals
and affiliates of the Trading Advisor and
their families) and trading for their own
accounts.  However, under no circumstances
shall the Trading Advisor by any act or
omission knowingly favor any account
advised or managed by the Trading Advisor
over the account of the Partnership in any
way or manner (other than by charging
different management and/or incentive
fees).  The Trading Advisor agrees to treat
the Partnership in a fiduciary capacity to
the extent recognized by applicable law,
but, subject to that standard, the Trading
Advisor or any of its principals or
affiliates shall be free to advise and
manage accounts for other investors (and to
charge fees that are different from the
fees charged to the Partnership) and shall
be free to trade on the basis of the same
trading program employed by the Trading
Advisor for the account of the Partnership,
or trading systems, methods, or strategies
which are entirely independent of, or
materially different from, the trading
program employed for the account of the
Partnership, and shall be free to compete
for the same commodity interest contracts
as the Partnership or to take positions
opposite to the Partnership, where such
actions do not knowingly or deliberately
prefer any of such accounts over the
account of the Partnership.
(b)	The Trading Advisor shall
not be restricted as to the number or
nature of its clients, except that:  (i) so
long as the Trading Advisor acts as a
trading advisor for the Partnership,
neither the Trading Advisor nor any of its
principals or affiliates shall hold
knowingly any position or control any other
account which would cause the Partnership,
the Trading Advisor, or the principals or
affiliates of the Trading Advisor to be in
violation of the Commodity Exchange Act or
any regulations promulgated thereunder, any
applicable rule or regulation of the CFTC
or any other regulatory body, exchange, or
board; and (ii) neither the Trading Advisor
       nor any of its principals or
affiliates shall render commodity trading
advice to any other individual or entity or
otherwise engage in activity which shall
knowingly cause positions in commodity
interest contracts to be attributed to the
Trading Advisor under the rules or
regulations of the CFTC or any other
regulatory body, exchange, or board so as
to require the significant modification of
positions taken or intended for the account
of the Partnership; provided that the
Trading Advisor may modify its trading
systems, methods, or strategies to
accommodate the trading of additional funds
or accounts.  If applicable speculative
position limits are exceeded by the Trading
Advisor in the opinion of (i) independent
counsel (who shall be other than counsel to
the Partnership), (ii) the CFTC, or
(iii) any other regulatory body, exchange,
or board, the Trading Advisor and its
principals and affiliates shall promptly
and in good faith liquidate positions
equitably among all of their accounts,
including the Partnership's account, as to
which positions are attributed to the
Trading Advisor as nearly as possible in
proportion to the accounts' respective
amounts available for trading (taking into
account different degrees of leverage) to
the extent necessary to comply with the
applicable position limits.
10.	Representations,
Warranties, and
Covenants.
(a)	Representations of the
Trading Advisor.  The Trading Advisor
represents and warrants that:
(i)	It will exercise good
faith and due care in trading on behalf of
the Partnership pursuant to the trading
program described in the Prospectus or any
other trading programs agreed to by the
General Partner.
(ii)	All information
furnished or to be furnished in writing to
the General Partner by the Trading Advisor
relating to the Trading Advisor or its
       trading is or will be accurate and
complete in all material respects.
(iii)	The Trading Advisor has
reviewed the information concerning the
Trading Advisor set forth in the
Registration Statement and Prospectus and
such information is accurate in all
material respects; provided, however, that,
with respect to the hypothetical pro forma
table and notes thereto relating to the
Trading Advisor contained in the
Registration Statement and Prospectus, the
only representation being made is that the
numerical and other information furnished
to the Partnership for purposes of the
General Partner's preparation of such table
and notes is accurate in all material
respects.
(iv)	The Trading Advisor
shall follow, at all times, the Trading
Policies of the Partnership (as described
in the Prospectus) and as amended from time
to time with the consent of the Trading
Advisor, which consent shall not be
unreasonably withheld.
(v)	The Trading Advisor
shall trade the Partnership's Net
Assets:  (A) pursuant to the same trading
program described in the Prospectus and
(B) only in futures and option contracts
traded on U.S. contract markets, foreign
currency forward contracts traded with DWR,
and such other commodity interests which
are approved in writing by the General
Partner.
(b)	Covenants of the Trading
Advisor.  The Trading Advisor covenants and
agrees that:
(i)	The Trading Advisor
shall use its best efforts to maintain all
registrations and memberships necessary for
the Trading Advisor to continue to act as
described herein and to at all times comply
in all material respects with all
applicable laws, rules, and regulations, to
the extent that the failure to so comply
would have a materially adverse effect on
the Trading Advisor's ability to act as
described herein.
(ii)	The Trading Advisor
shall inform the General Partner
immediately as soon as the Trading Advisor
or any of its principals described in the
Prospectus becomes the subject of any
investigation, claim, or proceeding of any
exchange, commission, court or regulatory
authority or becomes a named party to any
litigation materially affecting the
business of the Trading Advisor.  The
Trading Advisor shall also inform the
General Partner immediately if the Trading
Advisor or any of its officers becomes
aware of any breach of this Agreement by
the Trading Advisor.
(c)	Covenants of the General
Partner.  The General Partner covenants and
agrees that:
(i)	The General Partner
shall use its best efforts to maintain all
registrations and memberships necessary for
the General Partner to continue to act as
described herein and in the Prospectus and
to at all times comply in all material
respects with all applicable laws, rules,
and regulations, to the extent that the
failure to so comply would have a
materially adverse effect on the General
Partner's ability to act as described
herein and in the Prospectus.
(ii)	The General Partner
shall inform the Trading Advisor
immediately as soon as the General Partner or any of its principals described in the Prospectus becomes the subject of any investigation, claim, or proceeding of any exchange, commission, court or regulatory authority or becomes a named party to any litigation materially affecting the business of the General Partner. The
General Partner shall also inform the
Trading Advisor immediately if the General
Partner or any of its officers become aware of any breach of this Agreement by the General Partner.

11.	Merger or Transfer
of Assets of
Trading Advisor.
The Trading Advisor may merge or
consolidate with, or sell or otherwise
transfer its advisory business, or all or a
substantial portion of its assets, any
portion of its commodity trading systems or
methods, or its goodwill, to any entity
that is directly or indirectly controlled
by, controlling, or under common control
with, the Trading Advisor, provided that
such entity expressly assumes all
obligations of the Trading Advisor under
this Agreement and agrees to continue to
operate the business of the Trading
Advisor, substantially as such business is
being conducted on the date hereof.
12.	Complete
Agreement.
This Agreement constitutes the
entire agreement between the parties with
respect to the matters referred to herein,
and no other agreement, verbal or
otherwise, shall be binding as between the
parties unless in writing and signed by the
party against whom enforcement is sought.
13.	Assignment.
This Agreement may not be
assigned by any party hereto without the
express written consent of the other
parties hereto.
14.	Amendment.
This Agreement may not be amended
except by the written consent of the
parties hereto.
15.	Severability.
The invalidity or
unenforceability of any provision of this
Agreement or any covenant herein contained
shall not affect the validity or
enforceability of any other provision or
covenant hereof or herein contained and any
       such invalid provision or covenant
shall be deemed to be severable.
16.	Certificates and
Opinions.
The Trading Advisor shall, at the
Partnership's closings, provide such
certificates and opinions as are specified
in the Selling Agreement.
17.	Inconsistent
Filings.
Prior to the end of 90 days
following termination of the offering of
Units, the Trading Advisor agrees not to
file, participate in the filing of, or
publish any description of the Trading
Advisor, or of its respective principals
and affiliates or trading approaches that
is materially inconsistent with those in
the Registration Statement and Prospectus,
without so informing the General Partner
and furnishing to it copies of all such
filings within a reasonable period prior to
the date of filing or publication.  No such
description shall be published or filed to
which the General Partner reasonably
objects, except as otherwise required by
law.  If a copy of any materially
inconsistent filing or publication is filed
or published after the 90th day following
termination of the offering of Units, the
Trading Advisor shall promptly furnish the
General Partner with such a copy, but the
Trading Advisor need not give the General
Partner prior notice thereof.
18.	Disclosure
Documents.
During the term of this
Agreement, the Trading Advisor shall use
its best efforts to, but in any event upon
request of the General Partner shall,
furnish to the General Partner promptly
copies of all disclosure documents filed
with the CFTC or NFA by the Trading Advisor
and, during the offering of Units, any and
all notices from the CFTC and/or the NFA
regarding any material deficiencies in such
disclosure documents.  The General Partner
acknowledges receipt of the Trading
Advisor's disclosure document dated
December 30, 1992.
19.	Notices.
All notices required to be
delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or when given by registered or certified mail, postage prepaid, return receipt requested, on the second business day following the day on which it is so mailed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
if to the Partnership:

Dean Witter World Currency
Fund L.P.
c/o Demeter Management
Corporation
2 World Trade Center
62nd Floor
New York, New York 10048
Attn:	Mark J. Hawley
if to the General Partner:

Demeter Management
Corporation
2 World Trade Center
62nd Floor
New York, New York 10048
Attn:	Mark J. Hawley
if to the Trading Advisor:

Millburn Ridgefield
Corporation
1270 Avenue of the Americas
New York, New York 10020
Attn:	George E. Crapple
20.	Survival.
The provisions of this Agreement
shall survive the termination of this
Agreement with respect to any matter
arising while this Agreement was in effect.

21.	Governing Law.
This Agreement shall be governed
by, and construed and enforced in
accordance with, the law of the State of
New York, without reference to choice of
law doctrine.  If any action or proceeding
shall be brought by a party to this
Agreement or to enforce any right or remedy
under this Agreement, each party hereto
hereby consents and will submit to the
jurisdiction of the courts of the State of
New York or any Federal court sitting in
the County, City, and State of New York.
Any action or proceeding brought by any
party to this Agreement to enforce any
right, assert any claim, or obtain any
relief whatsoever in connection with this
Agreement shall be brought by such party
exclusively in the courts of the State of
New York or any Federal court sitting in
the County, City and State of New York.
22.	Remedies.
In any action or proceeding
arising out of any of the provisions of
this Agreement, the Trading Advisor agrees
not to seek any prejudgment equitable or
ancillary relief.  The Trading Advisor
agrees that its sole remedy in any such
action or proceeding shall be to seek
actual monetary damages for any breach of
this Agreement.
23.	Headings.
Headings to sections herein are
for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this
Agreement has been executed for and on
behalf of the undersigned as of the day and year first above written.

DEAN WITTER WORLD
CURRENCY FUND L.P.
by Demeter Management
Corporation,
	General Partner
By /s/ Mark J. Hawley
DEMETER MANAGEMENT
CORPORATION
By /s/ Mark J. Hawley
MILLBURN RIDGEFIELD
CORPORATION
By /s/ George E Crapple